Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Endo Pharmaceuticals Inc.

BTB Purchaser Inc.

Endo Pharmaceuticals Colorado LLC. (indirect)

EPI Company (indirect)

Endo Pharma Canada Inc. (indirect)

Endo Pharma Ireland Limited (indirect)